Exhibit 99.1

NEWS RELEASE

APA promotes Stephen J. Riney to position of President and Chief Financial Officer

HOUSTON, Jan. 9, 2024 – APA Corporation (Nasdaq: APA) announced today that Stephen J. Riney has been promoted to president and chief financial officer. Riney has served as executive vice president and chief financial officer since joining APA in 2015.

“Steve has consistently brought tremendous integrity, rigor and strategic counsel to my leadership team since joining APA,” said John J. Christmann, IV, chief executive officer. “He has helped us refine APA’s strategic direction while also successfully navigating some of the most financially challenging times in our industry’s history. His leadership and influence have extended beyond our financial operations, and this promotion formalizes the significant role that Steve plays in helping guide the company’s strategy, goals and execution. I am confident as President, Steve’s talents will be further leveraged for the benefit of APA and our stakeholders.”

Prior to joining APA Corporation in 2015, Riney was the chief financial officer for BP exploration and production and oversaw all accounting, business development, planning and commercial operations for the upstream segment. During his 16 years at BP, he also served as the global head of mergers and acquisitions and held several management positions in treasury and within the upstream segment including finance, operations and planning. Before the 1999 merger with BP, Riney spent eight years with Amoco in various roles in upstream finance, petrochemicals mergers and acquisitions, corporate planning and downstream marketing.

Riney holds an MBA from The University of Chicago Booth School of Business and a BBA in accounting and finance from the University of Notre Dame.

About APA

APA Corporation owns consolidated subsidiaries that explore for and produce oil and natural gas in the United States, Egypt and the United Kingdom and that explore for oil and natural gas offshore Suriname. APA posts announcements, operational updates, investor information and press releases on its website, www.apacorp.com. Additional details regarding Suriname, ESG performance and other investor-related topics are posted at investor.apacorp.com.

Contacts

Investor:    (281) 302-2286   Gary Clark

Media:       (713) 296-7276   Alexandra Franceschi

Website:    www.apacorp.com

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